Exhibit 99.1

Farmer Bros. Co. Reports Second Quarter Results
Second Quarter Fiscal 2013 Operating Income Improved $6.1 million
Second Quarter Fiscal 2013 EBITDAE Increased 15% to $10.4 million

TORRANCE, Calif.--(GLOBE NEWSWIRE)—Feb. 6, 2013--Farmer Bros. Co. (NASDAQ: FARM), a manufacturer, wholesaler and distributor of coffee, tea and culinary products, today reported financial results for the three and six months ended December 31, 2012.

Fiscal Second Quarter Results:

Net sales for the second quarter of fiscal 2013 increased $3.9 million, or 3%, to $135.7 million from $131.8 million in the second quarter of the prior fiscal year. The increase in net sales was primarily due to increases in sales of coffee and tea products.

Gross profit in the second quarter of fiscal 2013 increased $5.8 million, or 13%, to $50.4 million, as compared to $44.5 million during the second quarter of the prior fiscal year. Gross profit in the second quarter of fiscal 2013 includes the expected beneficial effect of the liquidation of LIFO inventory quantities in the amount of $0.5 million as compared to $3.8 million in the same period in the prior fiscal year. Gross margin increased to 37% in the second quarter of fiscal 2013 from 34% in the second quarter of the prior fiscal year. This gross margin increase is primarily due to a 31% lower average cost of green coffee beans purchased compared to the same period in the prior fiscal year.

Operating expenses in the second quarter of fiscal 2013 decreased $0.3 million, or 0.5%, to $49.9 million, or 37% of sales, from $50.2 million, or 38% of sales, in the second quarter of the prior fiscal year. Operating expenses decreased primarily due to the absence of pension withdrawal expense, partially offset by higher payroll and related expenses resulting from the Company's investments in additional sales and marketing personnel, higher startup costs related to the increase in national customers, higher expenses related to sales training and losses in one of the Company's distribution centers affected by hurricane Sandy. Operating expenses in the second quarter of the prior fiscal year included $4.3 million in pension withdrawal expense related to a multiemployer pension plan.

Second quarter fiscal 2013 operating income improved $6.1 million to $0.4 million as compared to an operating loss of $5.6 million in the second quarter of the prior fiscal year.

“We are pleased with the consistent improvement in our business as we were able to leverage our sales increase to expand our margins and generate the Company's first positive operating income results in six years,” stated Michael Keown, Farmer Bros. President and Chief Executive Officer. “Our team was able to achieve these results despite the negative impact from hurricane Sandy on our New Jersey distribution center and many of our customers across the Northeast.”

Mr. Keown continued, “In the second quarter we made strategic investments in our sales and marketing personnel to help us further grow our business with new and existing customers. Going forward, we believe the Company is better positioned with the right team to capitalize on our strategic growth opportunities.”

Total other expense in the second quarter ended December 31, 2012 was $7.7 million compared to total other income of $1.6 million in the second quarter of last fiscal year. Total other expense in the second quarter of fiscal 2013 included $7.9 million, or $0.51 per share, in net unrealized and realized losses on coffee-related derivatives compared to $0.5 million, or $0.03 per share, in the comparable period of the prior fiscal year. The increase in net unrealized and realized losses from coffee-related derivatives in the second quarter of fiscal 2013 is due in large part to the increase in the number of derivative contracts compared to the second quarter of the prior fiscal year, combined with the decline in coffee commodity costs of approximately 17% per pound during the second quarter of fiscal 2013. There was a four-fold increase in the number of the Company's coffee-related derivative contracts as of December 31, 2012 covering 28.2 million pounds of green coffee compared to 6.6 million pounds of green coffee covered as of December 31, 2011. The increase in the number of such contracts is primarily due to the increase in the number of the Company's national customers since a majority of the contracts are purchased for their accounts.

The Company has adopted a hedging strategy intended to establish predictable prices for future supply of green coffee with futures contracts that it purchases for certain of its national customer accounts as well as for its own account, for longer periods of time than was done previously, because the cost of coffee significantly declined during the last 12 to 18 months, making these long-term futures contracts relatively less expensive than they had been previously. Since the coffee-related derivatives are not designated as accounting hedges, in accordance with generally accepted accounting principles, the Company recognized these net unrealized and realized losses immediately in its consolidated statements of operations as the derivative contracts were re-valued to their market prices. The Company expects these losses will either be offset by future derivative gains as the coffee market changes or recovered through operating income as a result of the lower cost of goods assigned to the related coffee.

Chief Financial Officer Jeffrey Wahba stated, "Although the net realized and unrealized losses from coffee-related derivative contracts that we incurred in the second quarter of fiscal 2013 are expected to be eventually recovered as described above, we are currently planning to implement procedures following the guidelines of Accounting Standards Codification 815 “Derivatives and Hedging” by the end of the current fiscal year. These procedures are expected to enable us to account for the coffee-related derivatives as accounting hedges in order to minimize the volatility created in our quarterly results from utilizing these derivative contracts and to improve comparability between reporting periods.”
Income tax benefit in the three months ended December 31, 2012 was $19,000 compared to income tax expense of $60,000 in the three months ended December 31, 2011.

As a result of the forgoing factors, net loss in the fiscal quarter ended December 31, 2012 was $7.3 million, or $0.47 per common share, as compared to net loss of $4.1 million, or $0.27 per common share, during the same period in the prior fiscal year. Second quarter fiscal 2013 EBITDAE increased $1.4 million, or 15%, to $10.4 million as compared to $9.0 million in the same period last year.

Fiscal Six Month Results:

Net sales for the first half of fiscal 2013 increased $1.9 million, or 1%, to $254.9 million from $253.0 million during the first half of the prior fiscal year primarily due to increases in sales of coffee and tea products.

Gross profit in the first half of fiscal 2013 increased $10.7 million, or 13%, to $94.9 million, as compared to $84.2 million during the first half of the prior fiscal year. Gross profit in the first half of fiscal 2013 includes the expected beneficial effect of the liquidation of LIFO inventory quantities in the amount of $0.5 million as compared to $5.5 million in the same period in the prior fiscal year. Gross margin increased to 37% in the first half of fiscal 2013 from 33% in the first half of the prior fiscal year. This gross margin increase is primarily due to a 32% lower average cost of green coffee beans purchased compared to the same period in the prior fiscal year.

Operating expenses in the first half of fiscal 2013 increased $1.6 million, or 2%, to $96.1 million, or 38% of sales, from $94.5 million, or 37% of sales, in the first half of the prior fiscal year. Operating expenses increased primarily due to higher payroll and related expenses resulting from the Company's investments in additional sales and marketing personnel, higher startup costs related to the increase in national customers, higher expenses related to sales training and losses in one of the Company's distribution centers affected by hurricane Sandy. Operating expenses in the first half of the prior fiscal year included $4.3 million in pension withdrawal expense related to a multiemployer pension plan.

Total other expense in the first half of fiscal 2013 was $2.9 million compared to $1.0 million in the first half of last fiscal year. Total other expense in the first half of fiscal 2013 included $7.2 million, or $0.46 per share, in net unrealized and realized losses on coffee-related derivatives compared to $4.2 million, or $0.27 per share, in the comparable period of the prior fiscal year. The increase in net unrealized and realized losses from coffee-related derivatives in the first half of fiscal 2013 is due in large part to the increase in the number of futures contracts compared to the same period of the prior fiscal year, combined with the decline in coffee commodity costs of approximately 15% per pound during the first half of fiscal 2013.

Operating loss in the first half of fiscal 2013 declined $9.2 million to $1.1 million as compared to an operating loss of $10.3 million in the first half of the prior fiscal year.
For the first half of fiscal 2013, the Company recorded a net loss of $4.4 million, or $0.28 per common share, as compared to a net loss of $11.7 million, or $0.77 per common share, during the same period in the prior fiscal year.
For the first half of fiscal 2013, EBITDAE increased $8.8 million, or 64%, to $22.5 million as compared to $13.7 million in the same period last year. EBITDAE for the six months ended December 31, 2012 and 2011, includes $3.2 million and $0.7 million, respectively, of net gains on sales of assets, primarily from the sale of real estate.

About Farmer Bros. Co.

Founded in 1912 and currently celebrating its milestone centennial, Farmer Bros. Co. is a manufacturer, wholesaler and distributor of coffee, tea and culinary products. We are a direct distributor of coffee to restaurants, hotels, casinos, hospitals and other foodservice providers, and a provider of private brand coffee programs to Quick Service Restaurants, grocery retailers, national drugstore chains, restaurant chains, convenience stores, and independent coffee houses, nationwide. Our product lines include roasted coffee, liquid coffee, coffee related products such as coffee filters, sugar and creamers, assorted teas, cappuccino, cocoa, spices, gelatins and puddings, soup bases, gravy and sauce mixes, pancake and biscuit mixes, and jellies and preserves. National foodservice brands include The Artisan Collection by Farmer Brothers™, Farmer Brothers®, Superior®, Metropolitan®, Island Medley Iced Tea®, Farmer Brothers Spice Products™, Sierra Tea™ and Orchard Hills Estate™. Regional foodservice and retail brands include Cain's®, Ireland® and McGarvey®. For more information, visit: www.farmerbros.com.

Forward-Looking Statements

Certain statements contained in this press release are not based on historical facts and are forward-looking statements within the meaning of federal securities laws and regulations. These statements are based on management's current expectations, assumptions, estimates and observations of future events and include any statements that do not directly relate to any historical or current fact. These forward-looking statements can be identified by the use of words like “anticipates,” “estimates,” “projects, ” “expects, ” “plans, ” “believes, ” “intends, ” “will, ” “assumes” and other words of similar meaning. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those set forth in forward-looking statements. The Company intends these forward-looking statements to speak only at the time of this press release and does not undertake to update or revise these statements as more information becomes available except as required under federal securities laws and the rules and regulations of the SEC. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, fluctuations in availability and cost of green coffee, competition, organizational changes, the impact of a weaker economy, business conditions in the coffee industry and food industry in general, the Company’s continued success in attracting new customers, variances from budgeted sales mix and growth rates, weather and special or unusual events, changes in the quality or dividend stream of the third parties securities and other investment vehicles in which the Company has invested its short-term assets, as well as other risks described in this press release and other factors described from time to time in the Company’s filings with the SEC.

FARMER BROS. CO.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2012	2011	2012	2011
Net sales	$135,705	$131,770	$254,858	$252,967
Cost of goods sold	85,352	87,229	159,884	168,741
Gross profit	50,353	44,541	94,974	84,226
Selling expenses	40,765	36,771	78,036	72,452
General and administrative expenses	9,165	9,071	18,058	17,705
Pension withdrawal expense	—	4,348	—	4,348
Operating expenses	49,930	50,190	96,094	94,505
Income (loss) from operations	423	(5,649)	(1,120)	(10,279)
Other (expense) income :
Dividend income	284	304	543	663
Interest income	99	21	191	36
Interest expense	(463)	(506)	(920)	(1,081)
Other, net	(7,656)	1,780	(2,711)	(627)
Total other (expense) income	(7,736)	1,599	(2,897)	(1,009)
Loss before taxes	(7,313)	(4,050)	(4,017)	(11,288)
Income tax (benefit) expense	(19)	60	403	406
Net loss	$(7,294)	$(4,110)	$(4,420)	$(11,694)
Net loss per common share—basic and diluted	$(0.47)	$(0.27)	$(0.28)	$(0.77)
Weighted average common shares outstanding—basic and diluted	15,548,094	15,247,215	15,519,980	15,214,712

Non-GAAP Financial Measures

In addition to net income (loss) determined in accordance with United States Generally Accepted Accounting Principles (GAAP), the Company uses certain non-GAAP financial measures, including “EBITDAE” in assessing its operating performance. The Company believes that this non-GAAP financial measure serves as an appropriate measure to be used in evaluating the performance of its business.

The Company defines EBITDAE as net income (loss) excluding the impact of income taxes, interest expense, depreciation and amortization expense, employee stock ownership plan (“ESOP”) and share-based compensation expense, non-cash impairment losses and pension withdrawal expense, if any, and net gains and losses from derivatives and investments. EBITDAE as defined by the Company may not be comparable to similarly titled measures reported by other companies. The Company does not intend for non-GAAP financial measures to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.
Set forth below is a reconciliation of reported net loss to EBITDAE:

	Three Months Ended December 31,		Six Months Ended December 31,
(In thousands)	2012	2011	2012	2011
	(Unaudited)		(Unaudited)
Net loss, as reported(1)(2)	$(7,294)	$(4,110)	$(4,420)	$(11,694)
Income tax (benefit) expense	(19)	60	403	406
Interest expense	463	506	920	1,081
Depreciation and amortization expense	8,300	7,898	16,640	15,821
ESOP and share-based compensation expense	1,083	686	1,906	1,476
Pension withdrawal expense	—	4,348	—	4,348
Net loss (gain) on derivatives and investments	7,840	(372)	7,038	2,250
EBITDAE(1)(2)	$10,373	$9,016	$22,487	$13,688
_____________
(1) Six months ended December 31, 2012 and 2011, respectively, include $3.2 million and $0.7 million in net gains on sales of assets, primarily from sale of real estate.
(2) Three months ended December 31, 2012 and 2011, respectively, include the expected beneficial effect of LIFO inventory liquidation in the amount of $0.5 million and $3.8 million. Six months ended December 31, 2012 and 2011, respectively, include the expected beneficial effect of LIFO inventory liquidation in the amount of $0.5 million and $5.5 million.

Source: Farmer Bros. Co.
Jeffrey Wahba (310) 787-5241